Exhibit 99.1
News

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NYSE Euronext Announces Second Quarter 2010 Financial Results
— Second Quarter GAAP Diluted EPS of $0.70 vs. Prior Year Loss —
— Diluted EPS of $0.64 vs. $0.51, Up 25% Excluding Merger Expenses, Exit Costs and Disposal
Activities —
— Derivatives Net Revenue Up 34%; Technology Solutions Revenue Up 29% —
Conference Call, Tuesday, August 3, 2010 at 8:00 a.m. (New York, EDT)/2:00 p.m. (Paris, CEST)
Financial Highlights1, 2
•	Diluted EPS of $0.64 vs. $0.51, up 25%
•	Net revenue of $654 million, up 7%
•	Fixed operating expenses of $407 million, down from $427 million in 1Q10
•	Operating income of $247 million, up 15%
•	Operating margin year-to-date of 36% vs. 32% for full-year 2009
•	Debt-to-EBITDA ratio declined to 1.9 times, down from 2.6 times at year-end 2009
•	Board declares third quarter 2010 cash dividend of $0.30 per share

[1]	All comparisons versus 2Q09 unless otherwise stated. Excludes merger expenses and exit costs and net gain from disposal activities.

[2]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.
NEW YORK – August 3, 2010 – NYSE Euronext (NYX) today reported net income of $184 million, or $0.70 per diluted share for the second quarter of 2010, compared to a net loss of ($182) million, or ($0.70) per diluted share for the second quarter of 2009. Results for the second quarter of 2010 and 2009 include $32 million and $442 million, respectively, of pre-tax merger expenses and exit costs. Second quarter of 2010 results also include a net $54 million pre-tax gain from disposal activities. Excluding the impact of these items, net income in the second quarter of 2010 was $167 million, or $0.64 per diluted share, compared to $132 million, or $0.51 per diluted share, in the second quarter of 2009.
“Our strong second quarter results were driven by robust trading volumes, strong revenue generation from new initiatives across our segments and continued cost discipline,” said Duncan L. Niederauer, CEO, NYSE Euronext. “And building upon the initial steps taken with the creation of NYSE Liffe Clearing in 2009, we announced our new clearing strategy to develop clearinghouses in London and Paris by the end of 2012. As we move through the remainder of the year, we are focused on further strengthening our competitive position and seamlessly migrating markets and clients to our new data centers, which will serve as the liquidity hubs of the future and create unparalleled low-latency trading communities for market participants. The launch of our new data centers is integral to the implementation of our long-term strategy of operating the most meaningful capital markets, connecting members of the capital markets community to our networks and delivering innovative products to our ever expanding client base.”

The table below summarizes our financial results1:

				% Δ				% Δ
				2Q10				1H10
				vs.				vs.
($ in millions, except EPS)	2Q10	1Q10	2Q09	2Q09		1H10	1H09	1H09
Total Revenues[2]	$1,247	$1,083	$1,252	(0%)		$2,330	$2,394	(3%)

Total Revenues, Less Transaction-Based Expenses[3]	654	645	612	7%		1,299	1,217	7%
Other Operating Expenses	407	427	397	3%		834	819	2%

Operating Income[4]	$247	$218	$215	15%		$465	$398	17%
Net Income[4,5]	$167	$140	$132	27%		$307	$244	26%
Diluted Earnings Per Share[4,5]	$0.64	$0.54	$0.51	25%		$1.18	$0.94	26%
Operating Margin	38%	34%	35%	3	ppts	36%	33%	3	ppts
EBITDA Margin	48%	44%	46%	2	ppts	46%	44%	2	ppts

[1]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.

[2]	Includes activity assessment fees.

[3]	Transaction-based expenses include section 31 fees, liquidity payments and routing & clearing fees.

[4]	Excludes merger expenses and exit costs.

[5]	Excludes net gain from disposal activities in 2Q10.
“During the quarter, we continued to invest in new business initiatives that will drive our future growth and further reduced our fixed operating expenses,” commented Michael S. Geltzeiler, Group Executive Vice President and CFO, NYSE Euronext. “On a constant dollar, constant portfolio basis, our fixed operating expenses declined $29 million, or 7%, from the second quarter of 2009. Due to the strengthening of the dollar, we are revising downward our cost guidance and now expect full-year 2010 fixed operating expenses to be between $1,685 million and $1,729 million. And lastly, we made significant progress in de-levering, reducing our total debt outstanding by $538 million since the beginning of the year. Reduced debt levels combined with stronger EBITDA generation resulted in a debt-to-EBITDA ratio of 1.9 times, down from 2.6 times at the end of 2009.”
SECOND QUARTER CONSOLIDATED RESULTS
Total revenues, less transaction-based expenses (net revenue), which include Section 31 fees, liquidity payments and routing and clearing fees, was $654 million in the second quarter of 2010, up $42 million, or 7% compared to $612 million in the second quarter of 2009. Second quarter of 2010 net revenue compared to the second quarter of 2009 included a $19 million negative impact attributable to foreign currency fluctuations. On a currency neutral basis, net revenue would have increased 10%. The increase in net revenue compared to the second quarter of 2009 was primarily driven by a $31 million, or 10% increase in net transaction and clearing revenue, principally related to derivatives trading, and a $26 million, or 53% increase in technology services revenue. These increases were partially offset by declines in revenue from BlueNext (other revenue), our environmental trading exchange, and market data.
Fixed operating expenses, excluding merger expenses and exit costs, were $407 million, compared to $397 million in the second quarter of 2009. Second quarter of 2009 fixed operating expenses included a discrete $10 million curtailment benefit for changes implemented to certain U.S. retiree medical plans. Excluding the impact of acquisitions, a $9 million positive impact attributable to foreign currency fluctuations and investment in new businesses, fixed operating expenses were down $29 million, or 7%, compared to the second quarter of 2009.
Full-year 2010 fixed operating expenses are now expected to be between $1,685 million and $1,729 million, adjusted for currency fluctuations. The new full-year 2010 fixed operating expense range is based on estimated full-year 2010 average currency rates of EUR/USD $1.30 and GBP/USD $1.50. The previous full-year 2010 fixed operating expense range of $1,723 million and $1,768 million was based on 2009 average foreign currency rates of EUR/USD $1.39 and GBP/USD $1.57.
Operating income, excluding merger expenses and exit costs, was $247 million, up 15% compared to the second quarter of 2009. Second quarter 2010 operating income compared to the second quarter of 2009 includes a $10 million negative impact attributable to foreign currency fluctuations. Operating margin was 38%, up from 35% in the second quarter of 2009 and well above the 32% recorded for full-year 2009.
Adjusted EBITDA which excludes merger expenses and exit costs, was $313 million, compared to $281 million in the second quarter of 2009. Adjusted EBITDA margin was 48% in the second quarter of 2010, compared to 46% in the second quarter of 2009.
Non-operating income for the second quarter of 2010 includes the impact of the investment in New York Portfolio Clearing (income from associates) and NYSE Liffe U.S. (net income attributable to non-controlling interest) initiatives. Both New York Portfolio Clearing and NYSE Liffe U.S. are currently in a loss position. Non-operating income in the second quarter of 2010 also includes a net pre-tax gain of $54 million related to disposal activities, primarily in connection with the sale of our 5% stake in the National Stock Exchange of India (other income).
The effective tax rate for the second quarter of 2010 was 27.5%.
At June 30, 2010, total debt declined $538 million from December 31, 2009 to $2.2 billion and consists of $1.9 billion in long-term debt and $0.3 billion in short-term debt. Cash, cash equivalents, investments and other securities (including $155 million related to Section 31 fees collected from market participants and due to the SEC) was $0.4 billion and net debt was $1.8 billion.
Headcount as of June 30, 2010 was 2,993, down 11% from December 31, 2009 and down 15% from June 30, 2009. June 30, 2010 headcount reflects 165 staff transitioned to FINRA as part of their agreement to assume market surveillance and enforcement functions previously conducted by NYSE Regulation.
The Board of Directors declared a cash dividend of $0.30 per share for the third quarter of 2010. The third quarter 2010 dividend is payable September 30, 2010 to shareholders of record as of the close of business on September 15, 2010. The anticipated ex-date will be September 13, 2010.
SECOND QUARTER SEGMENT RESULTS
NYSE Euronext’s reportable segments are focused on three global business units: Derivatives, Cash Trading and Listings, and Information Services and Technology Solutions. The financial results for each reported segment are presented below.
DERIVATIVES
The table below summarizes our second quarter of 2010 Derivatives segment results. In the second quarter of 2010, the Derivatives segment represented 35% of net revenue and 49% of operating income for NYSE Euronext (excluding merger expenses and exit costs), up from 28% and 32%, respectively, in the second quarter of 2009.

				% Δ				% Δ
				2Q10				1H10
				vs.				vs.
($ in millions)	2Q10	1Q10	2Q09	2Q09		1H10	1H09	1H09
Total Revenues	$305	$298	$219	39%		$603	$417	45%

Total Revenues, Less Transaction-Based Expenses[1]	226	224	169	34%		450	325	38%
Merger Expenses & Exit Costs (M&E)	5	3	371	NM		8	377	NM
Other Operating Expenses	86	94	96	(10%)		180	188	(4%)

Operating Income – GAAP	$135	$127	$(298)	NM		$262	$(240)	NM

Operating Income – Excluding M&E	$140	$130	$73	92%		$270	$137	97%

Adjusted EBITDA	$153	$145	$91	68%		$298	$175	70%
Operating Margin – Excluding M&E	62%	58%	43%	19	ppts	60%	42%	18	ppts
EBITDA Margin – Excluding M&E	68%	65%	54%	14	ppts	66%	54%	12	ppts

[1]	Transaction-based expenses include section 31 fees, liquidity payments and routing & clearing fees.

NM=not meaningful
•	Derivatives net revenue of $226 million in the second quarter of 2010 increased $57 million, or 34% compared to the second quarter of 2009 and included an $8 million negative impact from foreign currency fluctuations. Net revenue increased $2 million, or 1% compared to the first quarter of 2010 and included a $9 million negative impact from foreign currency. The increase in Derivatives net revenue compared to the second quarter of 2009 was primarily driven by a $51 million, or 34% increase in net transaction and clearing revenue principally due to strong European derivatives products and U.S. options trading volumes, as well as the contribution of NYSE Liffe Clearing. Adjusting for the impact of foreign currency fluctuations, Derivatives net revenue in the second quarter would have increased 38% compared to the second quarter of 2009 and 5% compared to the first quarter of 2010.

•	European derivatives net transaction and clearing revenue of $161 million in the second quarter of 2010 increased $42 million, or 35% compared to the second quarter of 2009, and included an $7 million negative impact from foreign currency fluctuations. Net transaction and clearing revenue decreased $1 million, or 1% compared to first quarter of 2010 and included a $9 million negative impact from foreign currency fluctuations. The 35% increase compared to the second quarter of 2009 was primarily driven by a 24% increase in European derivatives average daily volume (ADV) to 4.0 million contracts (excluding Bclear) in the second quarter of 2010, from 3.2 million contracts in the prior year period and the addition of NYSE Liffe Clearing revenue. Adjusting for the impact of foreign currency fluctuations, net transaction and clearing revenue would have increased 41% from the second quarter of 2009 and 5% from the first quarter of 2010.

•	The average net rate per contract for European derivatives (excluding Bclear), including the impact of currency fluctuations, in the second quarter of 2010 was $0.64 per contract, up from $0.60 per contract in the second quarter of 2009, but down from $0.66 per contract in the first quarter of 2010. On a currency neutral basis, using second quarter of 2010 currency rates, the average net rate per contract in the first quarter of 2010 was $0.63 and $0.58 in the second quarter of 2009.

•	U.S. equity options net transaction revenue of $42 million in the second quarter of 2010 increased $9 million, or 27% compared to the second quarter of 2009 and was flat compared to the first quarter of 2010. The increase in net transaction revenue compared to the second quarter of 2009 was primarily driven by a 57% increase in U.S. equity options ADV to 4.1 million contracts, up from 2.6 million contracts in the prior year period. Net transaction revenue was flat compared to the first quarter of 2010 due to a decline in capture rates of approximately 11% which offset a 10% increase in U.S. options ADV in the second quarter of 2010.

•	The average net rate per contract for U.S. equity options in the second quarter of 2010 was $0.17 per contract, down from $0.20 per contract in the second quarter of 2009, and down from $0.19 per contract in the first quarter of 2010. The decrease in the average net rate per contract compared to the second quarter of 2009 was primarily driven by an increase in penny-pilot issues traded over NYSE Arca. The decrease in the net rate per contract from the first quarter of 2010 was driven primarily by an increase in penny-pilot issues traded on NYSE Arca and minor pricing changes which were offset by market share gains. Penny-pilot issues represented 74% of consolidated U.S. options trading volume in the second quarter of 2010, compared to 50% in the second quarter of 2009 and 67% in the first quarter of 2010.

•	NYSE Euronext’s U.S. equity options exchanges accounted for 26% of total consolidated equity options trading in the second quarter of 2010, up from 18% in the second quarter of 2009, but down from 27% in the first quarter. In the second quarter of 2010, NYSE Euronext was the largest U.S. equity options exchange operator for the second consecutive quarter.

•	Operating income, excluding merger expenses and exit costs, in the second quarter of 2010 was $140 million, a 92% increase compared to $73 million in the second quarter of 2009 and an 8% increase from the first quarter of 2010.

•	Operating margin, excluding merger expenses and exit costs, was 62%, compared to 43% in the second quarter of 2009 and 58% in the first quarter of 2010. Adjusted EBITDA margin was 68%, compared to 54% in the second quarter of 2009 and 65% in the first quarter of 2010.

•	NYSE Euronext announced that it will commence clearing its European securities and derivatives business through two new, purpose-built clearinghouses based in London and Paris in late 2012.

•	New York Portfolio Clearing (NYPC), the innovative joint venture of The Depository Trust & Clearing Corporation (DTCC) and NYSE Euronext created to deliver unique capital efficiencies to the market by evaluating and margining a clearing member’s risk on a portfolio basis across both cash bonds and derivatives, appointed Walter Lukken as Chief Executive Officer, effective May 1, 2010. The management team for NYPC is now in place with the recent hiring of a Chief Operating Officer, Chief Risk Officer, Chief Regulatory Officer and Head of Operations. NYPC is currently undergoing regulatory review and expects to be operational shortly after regulatory approval.
CASH TRADING AND LISTINGS
The table below summarizes our second quarter of 2010 Cash Trading and Listings segment results. In the second quarter of 2010, the Cash Trading and Listings segment represented 49% of net revenue and 44% of operating income for NYSE Euronext (excluding merger expenses and exit costs), down from 59% and 63%, respectively, in the second quarter of 2009.

				% Δ				% Δ
				2Q10				1H10
				vs.				vs.
($ in millions)	2Q10	1Q10	2Q09	2Q09		1H10	1H09	1H09
Total Revenues[1]	$835	$676	$949	(12%)		$1,511	$1,811	(17%)

Total Revenues, Less Transaction-Based Expenses[2]	321	312	359	(11%)		633	726	(13%)
Merger Expenses & Exit Costs (M&E)	19	7	62	(69%)		26	74	(65%)
Other Operating Expenses	195	206	215	(9%)		401	436	(8%)

Operating Income – GAAP	$107	$99	$82	30%		$206	$216	(5%)

Operating Income – Excluding M&E	$126	$106	$144	(13%)		$232	$290	(20%)

Adjusted EBITDA	$171	$149	$186	(8%)		$320	$374	(14%)
Operating Margin – Excluding M&E	39%	34%	40%	(1	ppts)	37%	40%	(3	ppts)
EBITDA Margin – Excluding M&E	53%	48%	52%	1	ppts	51%	52%	(1	ppts)

[1]	Includes the impact of activity assessment fees.

[2]	Transaction-based expenses include section 31 fees, liquidity payments and routing & clearing fees.
•	Cash Trading and Listings net revenue was $321 million in the second quarter of 2010, a decrease of $38 million, or 11% compared to the second quarter of 2009 and included an $8 million negative impact from foreign currency fluctuations. Net revenue increased $9 million, or 3% compared to the first quarter of 2010 and included a $9 million negative impact from currency fluctuations. The decrease in net revenue compared to the second quarter of 2009 was primarily driven by a $20 million, or 13% decline in net transaction revenue and a $14 million, or 28% decline in other revenue. The decline in net transaction revenue was principally due to pricing reductions in European cash in 2009 and lower trading volumes and market share in U.S. cash trading. The decline in other revenue was principally due to a decrease in volumes on BlueNext, our environmental trading exchange. The increase in net revenue compared to the first quarter of 2010 was driven primarily by higher net transaction revenue, principally by a 26% increase in U.S. cash trading ADV and higher market share. Adjusting for the impact of foreign currency fluctuations, Cash Trading and Listings net revenue in the second quarter of 2010 would have decreased 8% compared to the second quarter of 2009 and would have increased 6% compared to the first quarter of 2010.

•	European cash products net transaction revenue of $71 million in the second quarter of 2010 decreased $10 million, or 12% compared to the second quarter of 2009 and included a $5 million negative impact from currency fluctuations. Net transaction revenue increased $2 million, or 3% from the first quarter of 2010 and included a $6 million negative impact from currency fluctuations. The decline in European cash net transaction revenue of $10 million compared to the second quarter of 2009 was driven primarily by 2009 pricing changes and the negative impact from currency fluctuations. Adjusting for the impact of foreign currency fluctuations, net transaction revenue in the second quarter would have decreased 6% compared to the second quarter of 2009 and would have increased 12% compared to the first quarter of 2010.

•	Average net revenue per transaction for European cash products, including the impact of currency fluctuations, in the second quarter of 2010 was $0.65 per transaction, down from $0.90 per transaction in the second quarter of 2009 and down from $0.80 per transaction in the first quarter of 2010. On a currency neutral basis, using second quarter of 2010 currency rates, the average net revenue per transaction in the first quarter of 2010 was $0.74 and $0.84 in the second quarter of 2009.

•	European cash market share (value traded) was 74% in the second quarter of 2010, down from 79% in the second quarter of 2009, but up from 73% in the first quarter of 2010.

•	U.S. cash products net transaction revenue of $60 million decreased $10 million, or 14% from $70 million in the second quarter of 2009, but increased $10 million, or 20% from the first quarter of 2010. The decline in U.S. cash net transaction revenue compared to the second quarter of 2009 was primarily driven by a 12% decline in U.S. cash trading volumes and declines in market share. The increase in U.S. cash products net transaction revenue compared to the first quarter of 2010 was primarily driven by a 26% increase in U.S. cash trading volume and an increase in market share.

•	Average net revenue per 100 shares handled for U.S. cash products in the second quarter of 2010 was $0.030, compared to $0.031 in the second quarter of 2009 and $0.032 in the first quarter of 2010. The decrease in the net rate per 100 shares handled from the first quarter of 2010 was driven by increased participation by liquidity providers on NYSE in April 2010 and a greater number of customers reaching volume tiers on NYSE Arca during the month of May 2010 on strong trading volumes. On May 1, 2010, NYSE Euronext modified pricing on NYSE which neutralized the increase in participation on the platform. Additionally, on July 1, 2010 static NYSE Arca volume tiers were eliminated and were replaced with variable volume tiers based on the consolidated U.S. cash average daily share volume.

•	NYSE Euronext’s Tape A matched market share in the second quarter of 2010 was 37%, down from 39% in the second quarter of 2009, but up from 35% in the first quarter of 2010.

•	Operating income, excluding merger expenses and exit costs, in the second quarter of 2010 was $126 million, a 13% decline compared to $144 million in the second quarter of 2009, but a 19% increase from the first quarter of 2010.

•	Operating margin, excluding merger expenses and exit costs, was 39%, compared to 40% in the second quarter of 2009 and 34% in the first quarter of 2010. Adjusted EBITDA margin was 53%, compared to 52% in the second quarter of 2009 and 48% in the first quarter of 2010.

•	NYSE Euronext’s global listings franchise experienced increased momentum in the first-half of 2010. A total of nine companies for a combined market capitalization of over $30 billion have announced transfers to NYSE Euronext markets from other exchanges including Kapstone Paper and Packaging, Targa Resources Partners, Charles Schwab, Paragon Shipping, Inergy, Inergy Holdings, Orion Energy Systems, Knight Capital Group, and Monmouth REIT.

•	A total of 55 IPOs listed on NYSE Euronext markets for total proceeds of $13.4 billion in the first half of 2010, compared to a total of 21 IPOs for $4.4 billion during the same period last year. Total proceeds raised year-to-date June 2010 include the $2.2 billion IPO of UC Rusal (Russia) on the Paris market in conjunction with their listing on Hong Kong. UC Rusal is the first Russian company to list on the European markets of NYSE Euronext. The $13.4 billion raised on NYSE Euronext markets in the first-half of 2010 was nearly three times the amount raised by any other U.S. exchange during the period according to Dealogic.

•	Venture Capital and Technology-related IPOs continue to be an area of strength for NYSE Euronext and the pipeline for the remainder of the year is strong. Venture Capital and

Technology-related IPOs year-to-date include Sensata Technologies, MaxLinear, Calix, Higher One Holdings, Fabrinet, RealD and Green Dot.

•	SmartPool, NYSE Euronext’s European dark pool established in partnership with HSBC, J.P. Morgan and BNP Paribas, experienced significant growth in the second quarter of 2010, with matched volume increasing to €5.7 billion, making SmartPool the third largest dark Multi-Lateral Trading Facility (MTF) in the second quarter.

•	On July 13, 2010 NYSE Euronext began trading Tape C stocks on an Unlisted Trading Privilege (UTP) basis over the NYSE Amex platform, bringing a NYSE Euronext’s differentiated market model to the trading of Nasdaq-listed issues. With the addition of NYSE Amex, a designated market maker (DMM) is assigned to each issue with an obligation to make fair, orderly markets and to quote at the best bid or offer a certain percentage of the time. In addition to a DMM, there are one or more off-floor supplemental liquidity providers (SLP) for most issues with an incentive to add liquidity. Trading of Tape C stocks over NYSE Amex began with 10 issues and has now expanded to approximately 675 NASDAQ-listed issues.

•	The Financial Industry Regulatory Authority (FINRA) assumed responsibility for performing the market surveillance and enforcement functions previously conducted by NYSE Regulation for NYSE Euronext’s U.S. equities and options markets – the New York Stock Exchange, NYSE Arca and NYSE Amex.
INFORMATION SERVICES AND TECHNOLOGY SOLUTIONS
The table below summarizes our second quarter of 2010 Information Services and Technology Solutions segment results. In the second quarter of 2010, the Information Services and Technology Solutions segment represented 16% of net revenue and 7% of operating income for NYSE Euronext (excluding merger expenses and exit costs), up from 14% and 5%, respectively, in the second quarter of 2009.

				% Δ				% Δ
				2Q10				1H10
				vs.				vs.
($ in millions)	2Q10	1Q10	2Q09	2Q09		1H10	1H09	1H09
Total Revenues	$107	$110	$83	29%		$217	$166	31%

Merger Expenses & Exit Costs (M&E)	8	2	7	14%		10	12	(17%)
Other Operating Expenses	87	93	71	23%		180	143	26%

Operating Income – GAAP	$12	$15	$5	140%		$27	$11	145%

Operating Income – Excluding M&E	$20	$17	$12	67%		$37	$23	61%

Adjusted EBITDA	$28	$25	$18	56%		$53	$35	51%
Operating Margin – Excluding M&E	19%	15%	14%	5	ppts	17%	14%	3	ppts
EBITDA Margin – Excluding M&E	26%	23%	22%	4	ppts	24%	21%	3	ppts
•	Information Services and Technology Solutions revenue was $107 million in the second quarter of 2010, an increase of $24 million, or 29% compared to the second quarter of 2009 and included a $3 million negative impact from foreign currency fluctuations. Revenue decreased $3 million, or 3% compared to the first quarter of 2010 and included a $4 million negative impact from foreign currency fluctuations. The increase in revenue compared to the second quarter of 2009 was primarily driven by the impact of the NYFIX acquisition and an increase in global SFTI and software sales revenue. Adjusting for the impact of foreign currency fluctuations, revenue in the second quarter would have increased 33% compared to the second quarter of 2009 and would have increased 1% compared to the first quarter of 2010.

•	Operating income, excluding merger expenses and exit costs, in the second quarter of 2010 was $20 million, a 67% increase compared to $12 million in the second quarter of 2009 and an 18% increase from the first quarter of 2010.

•	Operating margin, excluding merger expenses and exit costs, was 19%, compared to 14% in the second quarter of 2009 and 15% in the first quarter of 2010. Adjusted EBITDA margin was 26%, compared to 22% in the second quarter of 2009 and 23% in the first quarter of 2010.

•	During the second quarter of 2010 NYSE Technologies closed several multi-year software and infrastructure deals with leading investment banks and brokerage firms. The signed deals are reflective of NYSE Technologies growing capabilities and deepening technology relationships with leading sell-side firms.

•	NYSE Technologies and Markit, a leading global financial information services company announced the launch of a joint initiative designed to consolidate data and enhance transparency in the European over-the-counter (OTC) equity markets. As part of this joint initiative, NYSE Technologies will integrate data from Markit BOAT, the largest trade reporting venue in Europe, within its own range of market data products. This will give joint users access to trade reports on an average of roughly €30 billion of OTC trades in equities every day, equivalent to approximately 80% (data through April 2010) of the daily volume traded on all European equity markets. The initiative is open to other publication venues in Europe in order to give market participants access to the most comprehensive dataset on the European OTC equity markets from a single source.

•	NYSE Euronext and the Warsaw Stock Exchange (WSE) announced a strategic, long-term cooperation agreement covering the development of future mutually-beneficial business initiatives and the migration of WSE markets to NYSE Technologies™ Universal Trading Platform. As part of a multi-year commercial agreement, NYSE Euronext will provide WSE with the Universal Trading Platform for its cash and derivative markets.
CORPORATE AND ELIMINATIONS
Summarized below are the results for Corporate and Eliminations. Corporate and Eliminations includes unallocated costs primarily related to corporate governance, public company expenses, one-time integration costs related to the new data centers, as well as intercompany eliminations of revenues and expenses.

				% Δ			% Δ
				2Q10			1H10
				vs.			vs.
($ in millions)	2Q10	1Q10	2Q09	2Q09	1H10	1H09%	1H09
Total Revenues	$—	$(1)	$1	NM	$(1)	$—	NM

Merger Expenses & Exit	—	1	2	NM	1	2	(50%)
Costs (M&E)
Other Operating Expenses	39	34	15	NM	73	52	40%

Operating Income – GAAP	$(39)	$(36)	$(16)	NM	$(75)	$(54)	(39%)

Operating Income – Excluding M&E	$(39)	$(35)	$(14)	NM	$(74)	$(52)	(42%)

Adjusted EBITDA	$(39)	$(35)	$(14)	NM	$(74)	$(52)	(42%)
Operating Margin – Excluding M&E	NM	NM	NM		NM	NM
EBITDA Margin – Excluding M&E	NM	NM	NM		NM	NM

NM=Not meaningful
•	Fixed operating expenses in the second quarter of 2010 increased $24 million compared to second quarter of 2009 due to an increase in data center/integration costs of $15 million and a discrete $10 million curtailment benefit for changes implemented to certain U.S. retiree medical plans in the second quarter of 2009.
Analyst/Investor/Media Call: August 3, 2010 at 8:00 a.m. (NY/EDT)/2:00 p.m. (Paris/CEST)
A presentation and live audio webcast of the second quarter 2010 earnings conference call will be available on the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir. Those wishing to listen to the live conference via telephone should dial-in at least ten minutes before the call begins. An audio replay of the conference call will be available approximately one hour after the call on the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir or by dial-in beginning approximately two hours following the conclusion of the live call.
Live Dial-in Information:
United States: 866.788.0541
International: 857.350.1679
Passcode: 83134795
Replay Dial-in Information:
United States: 888.286.8010
International: 617.801.6888
Passcode: 59984384
Non-GAAP Financial Measures
To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items, and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this release.
     NYSE Euronext Earnings News Release with Tables and Operating Data
About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: http://www.nyx.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext’s reference document for 2009 (“document de référence”) filed with the French Autorité des Marchés Financiers (Filed on April 22, 2010 under No. D.10-0304), 2009 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.
CONTACT: Media
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CONTACT: Investor Relations
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NYSE Euronext
Condensed consolidated statements of income (unaudited)
(in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues
Transaction and clearing fees	$927	$943	$1,689	$1,773
Market data	93	101	184	204
Listing	105	101	210	201
Technology services	75	49	154	99
Other revenues	47	58	93	117

Total revenues	1,247	1,252	2,330	2,394
Transaction-based expenses:
Section 31 fees	99	126	162	156
Liquidity payments, routing and clearing	494	514	869	1,021

Total revenues, less transaction-based expenses	654	612	1,299	1,217

Other operating expenses
Compensation	160	158 [a]	332	326 [a]
Depreciation and amortization	66	66	132	134
Systems and communications	47	56	99	113
Professional services	66	43	124	98
Selling, general and administrative	68	74	147	148
Merger expenses and exit costs	32	442	45	465

Total other operating expenses	439	839	879	1,284

Operating income (loss)	215	(227)	420	(67)
Net interest and investment (loss) income	(25)	(28)	(52)	(54)
Income (loss) from associates	(1)	—	(3)	—
Other income	56	4	53	8

Income (loss) before income taxes	245	(251)	418	(113)
Income tax (provision) benefit	(66)	72	(114)	40

Net income (loss)	179	(179)	304	(73)
Net loss (income) attributable to noncontrolling interest	5	(3)	10	(5)

Net income (loss) attributable to NYSE Euronext	$184	$(182)	$314	$(78)

Basic earnings per share attributable to NYSE Euronext	$0.70	$(0.70)	$1.20	$(0.30)
Diluted earnings per share attributable to NYSE Euronext	$0.70	$(0.70)	$1.20	$(0.30)
Basic weighted average shares outstanding	261	260	261	260
Diluted weighted average shares outstanding	261	260	261	260

[a]	The results of operations for the three and six months ended June 30, 2009 include a $10 million benefit curtailment gain.
     We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Non-GAAP Reconciliation
Income (loss) before income taxes – GAAP	$245	$(251)	$418	$(113)
Excluding:
Merger expenses and exit costs	32	442	45	465
Net gain on disposal activities	(54)	—	(54)	—

Income before income taxes — as adjusted	223	191	409	352
Income tax provision	(61)	(56)	(112)	(103)

Net income — as adjusted	162	135	297	249
Net loss (income) attributable to noncontrolling interest	5	(3)	10	(5)

Net income attributable to NYSE Euronext — as adjusted	$167	$132	$307	$244

Diluted earnings per share attributable to NYSE Euronext	$0.64	$0.51	$1.18	$0.94

NYSE Euronext
Segment Results (unaudited)
(in millions)

		Three months ended					Three months ended
		June 30, 2010					June 30, 2009
				Information					Information
				Services and					Services and
			Cash Trading	Technology	Corporate and			Cash Trading	Technology	Corporate and
		Derivatives	and Listings	Solutions	Eliminations	Consolidated	Derivatives	and Listings	Solutions	Eliminations	Consolidated
Revenues
Transaction and clearing fees		$282	$645	$—	$—	$927	$202	$741	$—	$—	$943
Market data		12	49	32	—	93	10	57	34	—	101
Listing		—	105	—	—	105	—	101	—	—	101
Technology services		—	—	75	—	75	—	—	49	—	49
Other revenues		11	36	—	—	47	7	50	—	1	58

Total revenues		305	835	107	—	1,247	219	949	83	1	1,252
Transaction-based expenses:
Section 31 fees		—	99	—	—	99	—	126	—	—	126
Liquidity payments, routing and clearing		79	415	—	—	494	50	464	—	—	514

Total revenues, less transaction-based expenses		226	321	107	—	654	169	359	83	1	612
Depreciation and amortization	[a]	13	45	8	—	66	18	42	6	—	66
Merger expenses and exit costs (M&E)	[b]	5	19	8	—	32	371	62	7	2	442
Other operating expenses		73	150	79	39	341	78	173	65	15	331

Operating income (loss) — GAAP	[c]	$135	$107	$12	$(39)	$215	$(298)	$82	$5	$(16)	$(227)

Operating income excluding M&E	[c] + [b]	$140	$126	$20	$(39)	$247	$73	$144	$12	$(14)	$215

Adjusted EBITDA	[c] + [a] + [b]	$153	$171	$28	$(39)	$313	$91	$186	$18	$(14)	$281

Operating margin excluding M&E		62%	39%	19%	N/M	38%	43%	40%	14%	N/M	35%
Adjusted EBITDA margin		68%	53%	26%	N/M	48%	54%	52%	22%	N/M	46%

		Six months ended					Six months ended
		June 30, 2010					June 30, 2009
				Information					Information
				Services and					Services and
			Cash Trading	Technology	Corporate and			Cash Trading	Technology	Corporate and
		Derivatives	and Listings	Solutions	Eliminations	Consolidated	Derivatives	and Listings	Solutions	Eliminations	Consolidated
Revenues
Transaction and clearing fees		$560	$1,129	$—	$—	$1,689	$384	$1,389	$—	$—	$1,773
Market data		24	97	63	—	184	21	116	67	—	204
Listing		—	210	—	—	210	—	201	—	—	201
Technology services		—	—	154	—	154	—	—	99	—	99
Other revenues		19	75	—	(1)	93	12	105	—	—	117

Total revenues		603	1,511	217	(1)	2,330	417	1,811	166	—	2,394
Transaction-based expenses:
Section 31 fees		—	162	—	—	162	—	156	—	—	156
Liquidity payments, routing and clearing		153	716	—	—	869	92	929	—	—	1,021

Total revenues, less transaction-based expenses		450	633	217	(1)	1,299	325	726	166	—	1,217
Depreciation and amortization	[a]	28	88	16	—	132	38	84	12	—	134
Merger expenses and exit costs (M&E)	[b]	8	26	10	1	45	377	74	12	2	465
Other operating expenses		152	313	164	73	702	150	352	131	52	685

Operating income (loss) — GAAP	[c]	$262	$206	$27	$(75)	$420	$(240)	$216	$11	$(54)	$(67)

Operating income excluding M&E	[c] + [b]	$270	$232	$37	$(74)	$465	$137	$290	$23	$(52)	$398

Adjusted EBITDA	[c] + [a] + [b]	$298	$320	$53	$(74)	$597	$175	$374	$35	$(52)	$532

Operating margin excluding M&E		60%	37%	17%	N/M	36%	42%	40%	14%	N/M	33%
Adjusted EBITDA margin		66%	51%	24%	N/M	46%	54%	52%	21%	N/M	44%

N/M = Not meaningful
We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext
Fixed operating expenses (unaudited)
(in millions)

Fixed operating expenses for the three months ended June 30, 2010 — GAAP	$439
Less:
Merger expenses and exit costs	(32)

	$407

Excluding the impact of:
Currency translation	9
Acquisitions and dispositions, net	(10	)*
New business initiatives	(13	)**
Duplicative datacenter and integration	(15)

Fixed operating expenses for the three months ended June 30, 2010 — as adjusted	$378	[a]

Fixed operating expenses for the three months ended June 30, 2009 — GAAP	$839
Less:
Merger expenses and exit costs	(442)
Excluding the impact of:
Benefit curtailment gain	10	***

Fixed operating expenses for the three months ended June 30, 2009 — as adjusted	$407	[b]

Variance ($)	$(29	)[a] - [b] = [c]

Variance (%)	-7	%[c] / [b]

Fixed operating expenses for the six months ended June 30, 2010 — GAAP	$879
Less:
Merger expenses and exit costs	(45)

	$834

Excluding the impact of:
Currency translation	(2)
Acquisitions and dispositions, net	(22	)*
New business initiatives	(28	)**
Duplicative datacenter and integration	(24)

Fixed operating expenses for the six months ended June 30, 2010 — as adjusted	$758	[a]

Fixed operating expenses for the six months ended June 30, 2009 — GAAP	$1,284
Less:
Merger expenses and exit costs	(465)
Excluding the impact of:
Benefit curtailment gain	10	***

Fixed operating expenses for the six months ended June 30, 2009 — as adjusted	$829	[b]

Variance ($)	$(71	)[a] - [b] = [c]

Variance (%)	-9	%[c] / [b]

*	Includes the contribution of NYFIX, net of the disposition of Hugin.

**	Includes the contribution of new business initiatives, primarily NYSE Liffe Clearing.

***	Includes curtailment gain associated with changes to U.S. retiree medical plan.
     We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext
Condensed consolidated statements of financial condition (unaudited)
(in millions)

	June 30,	December
	2010	31,2009
Assets
Current assets:
Cash, cash equivalents, investment and other securities	$419	$490
Accounts receivable, net	729	660
Deferred income taxes	83	100
Other current assets	181	270

Total current assets	1,412	1,520

Property and equipment, net	991	986
Goodwill	3,863	4,210
Other intangible assets, net	5,532	6,184
Deferred income taxes	618	680
Investment in associates and other assets	627	802

Total assets	$13,043	$14,382

Liabilities and equity
Accounts payable and accrued expenses	$1,110	$1,352
Deferred revenue	368	163
Short term debt	282	616
Deferred income taxes	17	18

Total current liabilities	1,777	2,149

Long term debt	1,962	2,166
Deferred income taxes	1,970	2,090
Accrued employee benefits	482	504
Deferred revenue	354	362
Other liabilities	169	176

Total liabilities	6,714	7,447

Equity	6,329	6,935

Total liabilities and equity	$13,043	$14,382

NYSE Euronext
Selected Statistical Data
Trading Volume and Revenue Capture Summary

	Average Daily Volume				Total Volume				Total Volume
				2Q10 vs. 2Q09				2Q10 vs. 2Q09
(Unaudited)	2Q10	1Q10	2Q09	% Chg	2Q10	1Q10	2Q09	% Chg	YTD 2010	YTD 2009	% Chg
Number of Trading Days — European Markets	63	63	62		63	63	62		126	125
Number of Trading Days — U.S. Markets	63	61	63		63	61	63		124	124

European Derivatives Products (contracts in thousands)	6,628	4,851	4,884	35.7%	417,597	305,606	302,754	37.9%	723,204	540,843	33.7%
of which Bclear	2,651	972	1,681	57.7%	167,029	61,234	104,198	60.3%	228,263	148,239	54.0%
Avg. Net Rate Per Contract (ex. Bclear)	$0.64	$0.66	$0.60	6.7%	$0.64	$0.66	$0.60	6.7%

Total Interest Rate Products[1]	2,668	2,711	2,163	23.4%	168,095	170,820	134,063	25.4%	338,916	259,247	30.7%
Short Term Interest Rate Products	2,546	2,594	2,064	23.4%	160,423	163,418	127,949	25.4%	323,841	246,800	31.2%
Medium and Long Term Interest Rate Products	122	117	99	24.1%	7,672	7,402	6,114	25.5%	15,075	12,447	21.1%

Total Equity Products[2]	3,905	2,088	2,672	46.2%	246,021	131,513	165,649	48.5%	377,534	275,691	36.9%
Individual Equity Products	3,197	1,466	2,060	55.2%	201,434	92,343	127,714	57.7%	293,777	196,159	49.8%
Futures	2,402	726	1,417	69.5%	151,304	45,712	87,873	72.2%	197,016	115,450	70.7%
Options	796	740	643	23.8%	50,130	46,631	39,841	25.8%	96,760	80,709	19.9%
Equity Index Products	708	622	612	15.7%	44,587	39,170	37,935	17.5%	83,758	79,532	5.3%

of which Bclear	2,651	972	1,681	57.8%	167,029	61,234	104,198	60.3%	228,263	148,239	54.0%
Individual Equity Products	2,551	851	1,556	64.0%	160,737	53,634	96,474	66.6%	214,371	131,234	63.3%
Futures	2,400	725	1,405	70.8%	151,223	45,653	87,112	73.6%	196,877	114,269	72.3%
Options	151	127	151	0.3%	9,514	7,981	9,362	1.6%	17,495	16,966	3.1%
Equity Index Products	100	121	125	-19.8%	6,292	7,600	7,724	-18.5%	13,892	17,005	-18.3%

Commodity Products	55	52	49	12.6%	3,481	3,273	3,042	14.4%	6,754	5,905	14.4%

U.S. Derivatives Products — Equity Options [3] (contracts in thousands)

Options Contracts	4,064	3,713	2,590	56.9%	256,038	226,490	163,192	56.9%	482,527	302,309	59.6%
Avg. Net Rate Per Contract	$0.17	$0.19	$0.20	-15.0%	$0.17	$0.19	$0.20	-15.0%	$0.17	$0.22	-22.7%
Total Consolidated Options Contracts	15,683	13,975	14,229	10.2%	988,057	825,501	896,411	10.2%	1,840,558	1,697,023	8.5%

Share of Total	25.9%	26.6%	18.2%		25.9%	26.6%	18.2%		26.2%	17.8%

NYSE Liffe U.S.

Futures and Futures Options Volume	18.6	20.8	13.9	33.3%	1,170.0	1,267.7	877.4	33.3%	2,437.7	2,163.5	12.7%

	Average Daily Volume				Total Volume				Total Volume
				2Q10 vs. 2Q09				2Q10 vs. 2Q09
(Unaudited)	2Q10	1Q10	2Q09	% Chg	2Q10	1Q10	2Q09	% Chg	YTD 2010	YTD 2009	% Chg
European Cash Products (trades in thousands)	1,722	1,369	1,455	18.4%	108,485	86,224	90,184	20.3%	194,709	176,812	10.1%
Avg. Net Revenue Per Transaction	$0.65	$0.80	$0.90	-27.8%	$0.65	$0.80	$0.90	-27.8%

Equities	1,654	1,313	1,395	18.6%	104,207	82,696	86,504	20.5%	186,904	169,003	10.6%
Exchange-Traded Funds	22	16	15	46.7%	1,361	1,012	912	49.3%	2,373	1,783	33.1%
Structured Products	40	34	39	3.6%	2,532	2,115	2,409	5.1%	4,647	5,324	-12.7%
Bonds	6	6	6	5.4%	385	401	359	7.1%	785	702	11.8%

U.S. Cash Products (shares in millions)	3,214	2,541	3,642	-11.7%	202,510	154,993	229,433	-11.7%	357,503	474,990	-24.7%
Avg. Net Revenue Per 100 Shares Handled	$0.030	$0.032	$0.031	-3.2%	$0.030	$0.032	$0.031	-3.2%	$0.031	$0.026	19.0%

NYSE Listed Issues [4]

Handled Volume [5]	2,367	1,824	2,634	-10.2%	149,105	111,249	165,966	-10.2%	260,354	344,346	-24.4%
Matched Volume [6]	2,219	1,692	2,394	-7.3%	139,798	103,195	150,847	-7.3%	242,993	312,247	-22.2%
Total NYSE Listed Consolidated Volume	6,019	4,866	6,086	-1.1%	379,202	296,818	383,397	-1.1%	676,021	772,291	-12.5%

Share of Total NYSE Listed Consolidated Volume
Handled Volume [5]	39.3%	37.5%	43.3%	-4.0%	39.3%	37.5%	43.3%	-4.0%	38.5%	44.6%	-6.1%
Matched Volume [6]	36.9%	34.8%	39.3%	-2.4%	36.9%	34.8%	39.3%	-2.4%	35.9%	40.4%	-4.5%

NYSE Arca & Amex Listed Issues

Handled Volume [5]	483	381	608	-20.5%	30,460	23,260	38,298	-20.5%	53,720	80,042	-32.9%
Matched Volume [6]	434	337	531	-18.3%	27,327	20,579	33,456	-18.3%	47,906	70,246	-31.8%
Total NYSE Arca & Amex Listed Consolidated Volume	1,842	1,470	2,253	-18.2%	116,057	89,652	141,909	-18.2%	205,709	286,062	-28.1%

Share of Total NYSE Arca & NYSE Amex Listed Consolidated Volume
Handled Volume [5]	26.2%	25.9%	27.0%	-0.8%	26.2%	25.9%	27.0%	-0.8%	26.1%	28.0%	-1.9%
Matched Volume [6]	23.5%	23.0%	23.6%	-0.1%	23.5%	23.0%	23.6%	-0.1%	23.3%	24.6%	-1.3%

Nasdaq Listed Issues
Handled Volume [5]	364	336	400	-8.9%	22,945	20,484	25,169	-8.8%	43,428	50,602	-14.2%
Matched Volume [6]	307	275	328	-6.4%	19,337	16,750	20,633	-6.3%	36,088	41,686	-13.4%
Total Nasdaq Listed Consolidated Volume	2,529	2,339	2,409	5.0%	159,309	142,682	151,790	5.0%	301,991	288,024	4.8%

Share of Total Nasdaq Listed Consolidated Volume
Handled Volume [5]	14.4%	14.4%	16.6%	-2.2%	14.4%	14.4%	16.6%	-2.2%	14.4%	17.6%	-3.2%
Matched Volume [6]	12.1%	11.7%	13.6%	-1.5%	12.1%	11.7%	13.6%	-1.5%	11.9%	14.5%	-2.6%

Exchange-Traded Funds [5,7]

Handled Volume [5]	465	365	598	-22.2%	29,317	22,256	37,655	-22.1%	51,573	79,811	-35.4%
Matched Volume [6]	418	324	523	-20.0%	26,361	19,774	32,978	-20.1%	46,135	70,168	-34.3%
Total ETF Consolidated Volume	1,826	1,443	2,278	-19.9%	115,020	88,017	143,542	-19.9%	203,037	292,412	-30.6%

Share of Total ETF Consolidated Volume

Handled Volume [5]	25.5%	25.3%	26.2%	-0.7%	25.5%	25.3%	26.2%	-0.7%	25.4%	27.3%	-1.9%
Matched Volume [6]	22.9%	22.5%	23.0%	-0.1%	22.9%	22.5%	23.0%	-0.1%	22.7%	24.0%	-1.3%

1	Data includes currency products.

2	Includes all trading activities for Bclear, NYSE Liffe’s clearing service for wholesale derivatives.

3	Includes trading in U.S. equity options contracts, not equity-index options.

4	Includes all volume executed in NYSE crossing sessions.

5	Represents the total number of shares of equity securities and ETFs internally matched on NYSE Euronext’s exchanges or routed to and executed at an external market center. NYSE Arca routing includes odd-lots.

6	Represents the total number of shares of equity securities and ETFs executed on NYSE Euronext’s exchanges.

7	Data included in previously identified categories.

Source:	NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.

All trading activity is single-counted, except European cash trading which is double counted to include both buys and sells.

NYSE Euronext
Selected Statistical Data:
Other Operating Statistics

	Three Months Ended
(Unaudited)	June 30, 2010	March 31, 2010	June 30, 2009
NYSE Euronext Listed Issuers

NYSE Listed Issuers

Issuers listed on U.S. Markets[1]	2,934	2,919	2,988
Number of new issuer listings[1]	35	39	74
Capital raised in connection with new listings ($millions)[2]	$3,575	$3,472	$1,445

Euronext Listed Issuers

Issuers listed on Euronext[1]	1,013	1,031	1,046
Number of new issuer listings[3]	21	18	6
Capital raised in connection with new listings ($millions)[2]	$81	$432	$1

NYSE Euronext Market Data

NYSE Market Data[4]

Share of Tape A revenues (%)	47.7%	44.4%	47.5%
Share of Tape B revenues (%)	33.4%	34.2%	33.8%
Share of Tape C revenues (%)	18.8%	18.4%	19.6%
Professional subscribers (Tape A)	382,133	381,873	403,588

Euronext Market Data

Number of terminals	239,919	238,905	250,689

NYSE Euronext Operating Expenses

NYSE Euronext employee headcount

NYSE Euronext headcount	2,993	3,216	3,538

NYSE Euronext Financial Statistics

NYSE Euronext foreign exchange rate

Average €/US$ exchange rate	$1.274	$1.384	$1.364
Average £/US$ exchange rate	$1.492	$1.560	$1.551

1	Figures for NYSE listed issuers include listed operating companies, special-purpose acquisition companies and closed-end funds listed on the NYSE and NYSE Amex and do not include NYSE Arca or structured products listed on the NYSE. There were 1,085 ETFs and 3 operating companies exclusively listed on NYSE Arca as of June 30, 2010. There were 494 corporate structured products listed on the NYSE as of June 30, 2010.

Figures for new issuer listings include NYSE new listings (including new operating companies, special-purpose acquisition companies and closed-end funds listing on NYSE) and new ETP listings on NYSE Arca (NYSE Amex is excluded). Figures for Euronext present the operating companies were listed on Euronext and do not include NYSE Alternext, Free Market, closed-end funds, ETFs and structured product (warrants and certificates). As of June 30, 2010, 143 companies were listed on NYSE Alternext, 311 on Free Market and 541 ETFs were listed on NextTrack.

2	Euronext figures show capital raised in millions of dollars by operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates). NYSE figures show capital raised in millions of dollars by operating companies listed on NYSE and NYSE Arca and do not include closed-end funds, ETFs and structured products.

3	Euronext figures include operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates).

4	“Tape A” represents NYSE listed securities, “Tape B” represents NYSE Arca and NYSE Amex listed securities, and “Tape C” represents Nasdaq listed securities. Per Regulation NMS, as of April 1, 2007, share of revenues is derived through a formula based on 25% share of trading, 25% share of value traded, and 50% share of quoting, as reported to the consolidated tape. Prior to April 1, 2007, share of revenues for Tape A and B was derived based on number of trades reported to the consolidated tape, and share of revenue for Tape C was derived based on an average of share of trades and share of volume reported to the consolidated tape. The consolidated tape refers to the collection and dissemination of market data that multiple markets make available on a consolidated basis. Share figures exclude transactions reported to the FINRA/NYSE Trade Reporting Facility.

Source:	NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.